EXHIBIT-99

               BestNet Announces Possible Arbitration with Softalk

GRAND RAPIDS, Michigan - November 29, 2004 - BestNet Communications Corp. (the "Registrant") (OTCBB: BESC) announced today that on or about November 22, 2004, Softalk, Inc., the licensor under the license for the use of the technology with which the Registrant conducts its business, has alleged that the Registrant has breached the terms of the License Agreement, as amended, and is seeking to terminate the License Agreement and has demanded the commencement of arbitration proceedings to determine the issues. Those proceedings have not yet commenced. If and when they actually commence, they will be conducted before an arbitrator in Toronto, Ontario, Canada.

The Registrant intends to contest the matter vigorously and to assert one or more counterclaims against Softalk.

If Softalk were to prevail in the arbitration, the Registrant's license could be terminated and, while it could continue to service its existing customers, could not expand its customer base and its current business would be materially adversely affected.

No estimate has yet been made of the possible cost of the arbitration proceedings to the Registrant.

About BestNet Communications Corp.


BestNet Communications is a global solutions provider of long distance; conference calling, ClicktoPhone and custom application-based communication services. BestNet's services are accessed worldwide via the Internet, standard phones and wireless devices and are delivered using standard phone lines and equipment. This results in a cost effective high quality service for both businesses and consumers.


Under the brand name Bestnetcall(TM) (WWW.BESTNETCALL.COM) the patented services offer subscribers premium quality calls and conference calling, at significantly lower rates. Calls and conference calls can also be launched via a desktop application or handheld devices including Palm(TM), Pocket PC(R) and Blackberry(TM) and used with any standard or wireless phone. In addition the company's new ClicktoPhone(TM) service (www.ClicktoPhone.com) enables clients to add secure and anonymous voice communication connectivity anywhere in the world to web sites, web banners, pictures, electronic documents, and customized e-mail calling buttons.


This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the "safe harbor" created thereby. These statements include the plans and objectives of management for future operations, including plans and objectives. The forward-looking statements herein are based on current expectations that involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond control of the company. Although the company believes that the assumptions underlying the forward-looking statements are reasonable, any one of the assumptions could be inaccurate and, therefore, can be no assurance that the forward-looking statements included in this release will prove to be accurate.